Exhibit 99.1

PRESS RELEASE Nov. 25, 2019

Arrowhead Pharmaceuticals Reports Fiscal Year 2019 Results

-	Conference Call and Webcast Today at 4:30 p.m. EST

PASADENA, Calif., Nov. 25, 2019 — Arrowhead Pharmaceuticals Inc. (NASDAQ: ARWR) today announced financial results for its fiscal year ended September 30, 2019. The company is hosting a conference call at 4:30 p.m. EST to discuss results.

Conference Call and Webcast Details

Investors may access a live audio webcast on the Company's website at http://ir.arrowheadpharma.com/events.cfm. For analysts that wish to participate in the conference call, please dial 855-215-6159 or 315-625-6887 and provide Conference ID 7768049.

A replay of the webcast will be available on the company’s website approximately two hours after the conclusion of the call and will remain available for 90 days. An audio replay will also be available approximately two hours after the conclusion of the call and will be available for 3 days. To access the audio replay, dial 855-859-2056 or 404-537-3406 and provide Conference ID 7768049.

Selected Recent Events

•

Began dosing patients in an adaptive design Phase 2/3 trial, called SEQUOIA, with the potential to serve as a pivotal registrational study of ARO-AAT, Arrowhead’s second generation subcutaneously administered RNAi therapeutic being developed as a treatment for a rare genetic liver disease associated with alpha-1 antitrypsin deficiency

•

Began recruiting patients for the ARO-AAT 2002 study, a pilot open-label, multi-dose, Phase 2 study to assess changes in a novel histological activity scale in response to ARO-AAT over time in patients with alpha-1 antitrypsin deficiency associated liver disease

•

Arrowhead collaborator, Janssen Pharmaceuticals, Inc., part of the Janssen Pharmaceutical Companies of Johnson & Johnson, began dosing patients a Phase 2b triple combination study called REEF-1, designed to enroll up to 450 patients with chronic hepatitis B infection, and in connection with the start of this study Arrowhead earned a $25 million milestone payment

•	Hosted an analyst R&D Day to discuss Arrowhead’s emerging pipeline of RNAi therapeutics and advancements being made to the company’s proprietary Targeted RNAi Molecule (TRIMTM) platform
•

With collaborator, Janssen, presented Phase 2 clinical data on a double combination of JNJ-3989 (formerly ARO-HBV) and a nucleos(t)ide analog (NA), and the first clinical data on a triple combination of JNJ-3989, JNJ-6379, and an NA, in two poster presentations at The Liver Meeting®, the Annual Meeting of the American Association for the Study of Liver Disease

•

Presented new clinical data on two cardiometabolic candidates, ARO-APOC3 being developed as a potential treatment for patients with severe hypertriglyceridemia and familial chylomicronemia syndrome, and ARO-ANG3 being developed for the treatment of dyslipidemias, such as homozygous familial hypercholesterolemia (HoFH), and metabolic diseases, in two late-breaking oral presentations at the American Heart Association Scientific Sessions 2019

•

Expanded the management team to include highly accomplished and proven leaders Javier San Martin, M.D., in the role of chief medical officer, and Curt Bradshaw, Ph.D., in the role of chief scientific officer

Selected Fiscal Year 2019 Financial Results

ARROWHEAD PHARMACEUTICALS, INC.
CONSOLIDATED FINANCIAL INFORMATION

	Year Ended September 30,
OPERATING SUMMARY	2019	2018

REVENUE	$168,795,577	$16,142,321
OPERATING EXPENSES
Research and development	81,048,686	52,968,505
General and administrative expenses	26,556,257	19,110,051
TOTAL OPERATING EXPENSES	107,604,943	72,078,556
OPERATING INCOME (LOSS)	61,190,634	(55,936,235)
OTHER INCOME/(EXPENSE), PROVISION FOR INCOME TAXES	6,784,215	1,485,757
NET INCOME (LOSS)	$67,974,849	$(54,450,478)

NET INCOME (LOSS) PER SHARE (DILUTED)	$0.69	$(0.65)
WEIGHTED AVERAGE SHARES OUTSTANDING (DILUTED)	98,607,815	83,638,469

FINANCIAL POSITION SUMMARY	September 30,	September 30,
	2019	2018
CASH AND CASH EQUIVALENTS	$221,804,128	$30,133,213
SHORT-TERM INVESTMENTS	36,899,894	46,400,176
LONG-TERM INVESTMENTS	44,175,993	-
TOTAL CASH RESOURCES (CASH AND INVESTMENTS)	302,880,015	76,533,389
OTHER ASSETS	46,965,422	35,076,562
TOTAL ASSETS	349,845,437	111,609,951
TOTAL CURRENT DEFERRED REVENUE	77,769,629	600
TOTAL LONG TERM DEFERRED REVENUE	5,035,142	-
OTHER LIABILITIES	23,004,414	16,368,350
TOTAL LIABILITIES	105,809,185	16,368,950
TOTAL STOCKHOLDERS' EQUITY	244,036,252	95,241,001
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$349,845,437	$111,609,951

SHARES OUTSTANDING	95,506,271	88,502,302

About Arrowhead Pharmaceuticals

Arrowhead Pharmaceuticals develops medicines that treat intractable diseases by silencing the genes that cause them. Using a broad portfolio of RNA chemistries and efficient modes of delivery, Arrowhead therapies trigger the RNA interference mechanism to induce rapid, deep, and durable knockdown of target genes. RNA interference, or RNAi, is a mechanism present in living cells that inhibits the expression of a specific gene, thereby affecting the production of a specific protein. Arrowhead’s RNAi-based therapeutics leverage this natural pathway of gene silencing.

For more information, please visit www.arrowheadpharma.com, or follow us on Twitter @ArrowheadPharma. To be added to the Company's email list and receive news directly, please visit http://ir.arrowheadpharma.com/email-alerts.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

This news release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the safety and efficacy of our product candidates, the duration and impact of regulatory delays in our clinical programs, our ability to finance our operations, the likelihood and timing of the receipt of future milestone and licensing fees, the future success of our scientific studies, our ability to successfully develop and commercialize drug candidates, the timing for starting and completing clinical trials, rapid technological change in our markets, and the enforcement of our intellectual property rights. Our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q discuss some of the important risk factors that may affect our business, results of operations and financial condition. We assume no obligation to update or revise forward-looking statements to reflect new events or circumstances.

Contacts:

Arrowhead Pharmaceuticals, Inc.

Vince Anzalone, CFA

626-304-3400

ir@arrowheadpharma.com

Investors and Media:

LifeSci Advisors, LLC

Brian Ritchie
212-915-2578

britchie@lifesciadvisors.com

www.lifesciadvisors.com

Source: Arrowhead Pharmaceuticals, Inc.

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